SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IDX SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IDX SYSTEMS CORPORATION

40 IDX Drive

P.O. Box 1070

South Burlington, Vermont 05403

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2004

To the Stockholders:

The 2004 Annual Meeting of Stockholders of IDX Systems Corporation will be held at the Clarion Hotel and Conference Center at 1117 Williston Road, South Burlington, Vermont 05403, on Tuesday, May 18, 2004 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect three Class III Directors to serve for the ensuing three years.

2.	To consider and act upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Stockholders of record at the close of business on March 23, 2004 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company’s common stock.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

ROBERT W. BAKER, JR., Secretary

South Burlington, Vermont

April 23, 2004

Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed Proxy Card and promptly mail it in the enclosed envelope in order to assure representation of your shares at the Annual Meeting. No postage need be affixed if the Proxy Card is mailed in the United States.

IDX SYSTEMS CORPORATION

40 IDX Drive

P.O. Box 1070

South Burlington, Vermont 05403

PROXY STATEMENT FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 18, 2004

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IDX Systems Corporation for use at the 2004 Annual Meeting of Stockholders to be held on May 18, 2004 (the “Annual Meeting”) and at any adjournment or adjournments of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

The Company’s Annual Report for the year ended December 31, 2003 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 23, 2004.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to Investor Relations, IDX Systems Corporation, 40 IDX Drive, P.O. Box 1070, South Burlington, Vermont 05403. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

Voting Securities and Votes Required

On March 23, 2004, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 30,092,694 shares of common stock of the Company, $.01 par value per share. Each share is entitled to one vote.

Under the Vermont Business Corporation Act, the holders of a majority of the shares of common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of common stock present in person or represented by proxy (including such shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

For the election of Directors set forth in Proposal 1, it is required under the Vermont Business Corporation Act that there be an affirmative vote of the holders of a plurality of all the votes cast by the stockholders entitled to vote at the Annual Meeting at which a quorum is present. If a quorum exists, action on any other matter properly coming before the Annual Meeting is approved by the affirmative vote of the holders of a majority of the votes cast by the holders of the shares of common stock voting on such matter, unless more than a majority of the votes is required by statute or the Company’s Second Amended and Restated Articles of Incorporation, as amended (the “Charter”).

Shares that abstain from voting as to a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter and also will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non votes” will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of January 31, 2004, with respect to the beneficial ownership of the Company’s common stock by:

•	each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock;

•	each current Director and nominee for Director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” below (a “Named Executive Officer”);

•	and all current Directors and executive officers of the Company as a group.

The number of shares of common stock beneficially owned by each Director or executive officer is determined under the rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, as well as any shares that the individual has the right to acquire within 60 days after January 31, 2004 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner	Shares of IDX Common Stock Beneficially Owned	Percentage of IDX Common Stock Outstanding (1)
5% Stockholders
Richard E. Tarrant (2) c/o IDX Systems Corporation 40 IDX Drive South Burlington, VT 05403	5,638,360	18.9%
Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	3,185,900	10.7%
Robert H. Hoehl (4) 8473 Bay Colony Drive Biltmore # 1602 Naples, FL 34108	2,743,880	9.2%
Cynthia K. Hoehl (5) 8473 Bay Colony Drive Biltmore # 1602 Naples, FL 34108	2,731,478	9.2%
Amy E. Tarrant (6) Fairholt 570 South Prospect Street Burlington, VT 05401	2,413,593	8.1%
CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P., CLSP/SBS II, L.P., Cooper Hill Partners, L.P., Cooper Hill Partners, LLC, Casdin Capital, L.L.C. and Jeffrey Casdin (collectively, the “Cooper Hill Group”) (7) 767 Third Avenue New York, NY 10077	2,289,500	7.7%

Other Directors
Henry M. Tufo, M.D. (8)	44,318	*
Mark F. Wheeler, M.D. (9)	28,298	*
Allen Martin, Esq. (10)	30,128	*
Stuart H. Altman, Ph.D. (11)	28,294	*
David P. Hunter (12)	9,805	*
Connie R. Curran, EdD (13)	4,720	*
William L. Asmundson (14)	6,657	*

Director and Named Executive Officer
James H. Crook, Jr. (15)	559,071	1.9%

Other Named Executive Officers
Thomas W. Butts (16)	60,000	*
Stephen Gorman (17)	73,631	*
John A. Kane (18)	100,144	*
Robert F. Galin (19)	146,362
All current directors and executive officers as a group (20 persons) (20)	9,601,183	31.2%

*	Represents holdings of less than one percent.

(1)	Number of shares deemed outstanding includes 29,769,069 shares issued and outstanding as of January 31, 2004, plus any shares subject to options held by the person or entity in question that are exercisable on or within 60 days after January 31, 2004.
(2)	Consists of (i) 2,700,165 shares held by Mr. Tarrant, individually; (ii) 55,000 shares which Mr. Tarrant has a right to acquire within sixty days of January 31, 2004; (iii) 24,000 shares held by Deborah L. Tarrant, Mr. Tarrant’s spouse, as to which shares Mr. Tarrant disclaims beneficial ownership; (iv) 2,066,025 shares held by Amy E. Tarrant in her sole name, which shares are subject to a Stock Restriction and Voting Agreement, dated as of April 29, 1999 (the “Voting Agreement”), pursuant to which Mr. Tarrant has full voting power as to such shares and as to which shares Mr. Tarrant disclaims beneficial ownership; (v) 267,568 shares held by Amy E. Tarrant, as trustee of two trusts (133,784 shares each and the beneficiaries of which are certain of the Tarrant’s children), which shares are subject to an informal voting arrangement between Amy E. Tarrant and Mr. Tarrant with Mr. Tarrant having full voting power and as to which shares Mr. Tarrant disclaims beneficial ownership; (vi) 401,352 shares held by Mr. Tarrant’s three sons (133,784 shares each) which shares are subject to the Voting Agreement, pursuant to which Mr. Tarrant has full voting power as to such shares and as to which shares Mr. Tarrant disclaims beneficial ownership; (vii) 74,250 shares held by the Richard E. Tarrant Foundation, a Vermont non-profit corporation, the officers and trustees of which include Mr. Tarrant, as to which shares Mr. Tarrant disclaims beneficial ownership; and (viii) 50,000 shares held by the Amy E. Tarrant Foundation, a Vermont non-profit corporation, the officers and trustees of which are Amy E. Tarrant and certain of the Tarrant children, as to which shares Amy E. Tarrant and Mr. Tarrant disclaim beneficial ownership, and which shares are subject to an informal voting arrangement between Amy E. Tarrant and Mr. Tarrant with Mr. Tarrant sharing voting power with the Amy E. Tarrant Foundation. Excludes 2,429,853 shares that may become subject to a voting trust upon the death or incompetence of Mr. Hoehl.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2004. Represents 3,185,900 shares which are held of record by clients of Wellington Management Company, LLP (“Wellington”), which shares may be deemed to be beneficially owned by Wellington in its capacity as investment adviser, and of which Wellington has shared power to vote or direct the vote of 1,338,500 shares and shared power to dispose or to direct the disposition of 3,185,900 shares.
(4)	Consists of (i) 624 shares held by Mr. Hoehl, individually; (ii) 11,848 shares which Mr. Hoehl has a right to acquire within sixty days of January 31, 2004; (iii) 1,448,612 shares held by Cynthia K. Hoehl as trustee of the Robert H. Hoehl FLITE Trust U/A 12/12/01, a Florida intangible tax exemption trust, as to which shares Mr. Hoehl shares voting power with Mrs. Hoehl, as trustee, pursuant to an informal voting arrangement; (iv) 980,617 shares held by Cynthia K. Hoehl, Trustee of the Robert H. Hoehl Grantor Retained Annuity Trust U/A 12/12/01, as to which shares Mr. Hoehl shares voting power with Mrs. Hoehl, as trustee, pursuant to an informal voting arrangement, and as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership; (v) 222,179 shares held by Mrs. Hoehl, as trustee of a trust, the beneficiary of which is the Hoehl’s child, as to which shares Mr. Hoehl shares voting power with Mrs. Hoehl, as trustee, pursuant to an informal voting arrangement, and as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership; and (vi) 80,000 shares held by the Hoehl Family Foundation, a Vermont non-profit corporation, the officers and trustees of which are Mr. and Mrs. Hoehl and certain of their children, and as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership. Excludes 2,700,165 shares held by Mr. Tarrant, 2,066,025 shares held by Amy E. Tarrant and 401,352 shares held by Mr. Tarrant’s three sons that may become subject to a voting trust upon the death or incompetence of Mr. Tarrant.
(5)

Consists of (i) 1,448,612 shares held by Cynthia K. Hoehl as trustee of the Robert H. Hoehl FLITE Trust U/A 12/12/01, a Florida intangible tax exemption trust, as to which shares Mr. Hoehl shares voting power with Mrs. Hoehl, as trustee, pursuant to an informal voting arrangement; (ii) 980,617 shares held by Cynthia K.

Hoehl, Trustee of the Robert H. Hoehl Grantor Retained Annuity Trust U/A 12/12/01, as to which shares Mr. Hoehl shares voting power with Mrs. Hoehl, as trustee, pursuant to an informal voting arrangement, and as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership; (iii) 222,179 shares held by Mrs. Hoehl, as trustee of a trust, the beneficiary of which is the Hoehls’ child, as to which shares Mr. Hoehl shares voting power with Mrs. Hoehl, as trustee, pursuant to an informal voting arrangement, and as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership; (iv) 80,000 shares held by the Hoehl Family Foundation, a Vermont non-profit corporation, the officers and trustees of which are Mr. and Mrs. Hoehl and certain of their children, and as to which shares Mr. and Mrs. Hoehl each disclaim beneficial ownership; and (v) 70 shares held by Mrs. Hoehl as custodian for Alexandra T. Becker, UGTMA/VT.

(6)	Based partly on a Schedule 13G/A filed by Amy E. Tarrant with the SEC on February 14, 2004. Consists of (i) 2,066,025 shares held by Amy E. Tarrant in her sole name pursuant to which shares are subject to the Voting Agreement, pursuant to which Mr. Tarrant has full voting power of such shares; (ii) 30,000 shares held by Amy E. Tarrant in her sole name; (iii) 267,568 shares held by Amy E. Tarrant, as trustee, which are subject to an informal voting arrangement between Amy E. Tarrant and Richard E. Tarrant with Richard E. Tarrant having full voting power; and (iv) 50,000 shares held by the Amy E. Tarrant Foundation, a Vermont non-profit corporation, the officers and trustees of which are Amy E. Tarrant and Mr. Tarrant, as to which such shares Amy E. Tarrant and Richard E. Tarrant each disclaim beneficial ownership, and which shares are subject to an informal voting arrangement between Amy E. Tarrant and Mr. Tarrant sharing voting power with the Amy E. Tarrant Foundation.
(7)	Based solely on a Schedule 13G/A filed by the Cooper Hill Group with the SEC on February 17, 2004. CLSP, CLSP II, CLSP/SBS I and CLSP/SBS II are each private investment partnerships with shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 599,400, 811,800, 236,200 and 69,000 shares, respectively. As the sole general partner of CLSP, CLSP II, CLSP/SBS I and CLSP/SBS II, Cooper Hill Partners, LLC has shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 1,716,400 shares, and may be deemed the beneficial owner of such shares. Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. has shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the 573,100 shares held by CLSP Overseas, Ltd., and may be deemed the beneficial owner of such shares. Jeffrey Casdin is the managing member of Casdin Capital, L.L.C., which is the general partner of Cooper Hill Partners, L.P. and the managing member of Cooper Hill Partners, LLC. Mr. Casdin and Casdin Capital, L.L.C. have shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 2,289,500 shares held by the above entities, and may be deemed the beneficial owner of such shares.
(8)	Includes 4,000 shares held by Dr. Tufo’s spouse. Also includes 13,517 shares subject to outstanding stock options held by Dr. Tufo that are exercisable on or within 60 days after January 31, 2004.
(9)	Consists of 3,125 shares held in the Company’s 401(k) plan, 21,770 shares subject to outstanding stock options held by Dr. Wheeler that are exercisable on or within 60 days after January 31, 2004 and 3,403 shares held jointly by Dr. Wheeler and his spouse.
(10)	Includes of 11,510 shares held by Mr. Martin as Trustee of the Allen Martin Revocable Trust and 16,308 shares subject to outstanding stock options that are exercisable on or within 60 days after January 31, 2004.
(11)	Includes 22,962 shares subject to outstanding stock options held by Dr. Altman that are exercisable on or within 60 days after January 31, 2004.
(12)	Includes 8,955 shares subject to outstanding stock options held by Mr. Hunter that are exercisable on or within 60 days after January 31, 2004.
(13)	Includes 2,446 shares subject to outstanding stock options held by Dr. Curran that are exercisable on or within 60 days after January 31, 2004.

(14)	Includes 4,533 shares subject to outstanding stock options held by Mr. Asmundson that are exercisable on or within 60 days after January 31, 2004.
(15)	Includes 11,478 shares held jointly by Mr. Crook and his spouse. Also includes 49,530 shares held by Mr. Crook’s spouse, as trustee of a trust whose beneficiaries are his three children, as to which shares Mr. Crook disclaims beneficial ownership. Also includes 351,686 shares subject to outstanding stock options that are exercisable on or within 60 days after January 31, 2004.
(16)	Consists of 60,000 shares subject to outstanding stock options held by Mr. Butts that are exercisable on or within 60 days after January 31, 2004.
(17)	Includes 68,200 shares subject to outstanding stock options held by Mr. Gorman that are exercisable on or within 60 days after January 31, 2004.
(18)	Includes 14,623 shares held by Mr. Kane’s spouse as trustee and 75,194 shares subject to outstanding stock options that are exercisable on or within 60 days after January 31, 2004.
(19)	Includes 146,135 shares subject to outstanding stock options held by Mr. Galin that are exercisable on or within 60 days after January 31, 2004.
(20)	Includes a total of 980,728 shares subject to outstanding stock options that are exercisable on or within 60 days after January 31, 2004.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class serving for staggered three-year terms. The Class III Directors have terms that expire at this Annual Meeting of Stockholders, the Class I Directors have terms that expire at the 2005 Annual Meeting of Stockholders, and the Class II Directors have terms that expire at the 2006 Annual Meeting of Stockholders. In each case, members of each class hold office until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal. There are no family relationships between or among any Directors of the Company. Each of Mr. Hoehl and Mr. Tarrant has an informal understanding to vote for the other as a Director.

The Company currently has a ten member Board of Directors. The proxies mailed with this Proxy Statement cannot be voted for a greater number of persons than the nominees named in this Proxy Statement.

The nominees for Class III Directors, Robert H. Hoehl, Stuart H. Altman, Ph.D. and Mark F. Wheeler, M.D., are presently serving as Class III Directors of the Company. Mr. Hoehl has been a Director since he co-founded the Company in 1969, Dr. Altman has been a Director since November 1995 and Dr. Wheeler has been a Director since February 1999. The persons named in the enclosed proxy will vote for the election of each of the nominees unless the proxy is marked otherwise or unless one or more nominees is unable or unwilling to serve. If elected, Mr. Hoehl, Dr. Altman and Dr. Wheeler will serve until the 2007 Annual Meeting of Stockholders (subject to the election and qualification of their successors and to their earlier death, resignation or removal). Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board or the Board may reduce the number of Directors.

Set forth below are the names of, and certain information with respect to, the members of the Board (including the nominees for Director). Information with respect to the number of shares of common stock beneficially owned by each Director, directly or indirectly, as of January 31, 2004, appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

CLASS I DIRECTORS

William L. Asmundson, age 66, has served as a Director of the Company since June 2002. Mr. Asmundson was employed by Rockefeller & Co., the investment office for the Rockefeller family, from 1984 until his retirement on December 31, 2001. From September 2001 to December 2001, Mr. Asmundson assisted in the transfer of his responsibilities to others at Rockefeller & Co. He served as Vice Chairman of Rockefeller & Co., from January 2001 to September 2001, and served as President and Chief Executive Officer of Rockefeller & Co. from November 1998 to December 2000. From 1984 to 1998, Mr. Asmundson served in other positions at Rockefeller & Co. Prior to 1984, Mr. Asmundson served in various positions at New Court Securities Corp. (now Rothschild Inc.), including as Managing Director and Executive Vice President of Rothschild Asset Management. Mr. Asmundson presently serves on the Board of Datascope Corporation, a publicly-traded medical device company.

Richard E. Tarrant, age 61, is Chairman of the Board of the Company. Mr. Tarrant co-founded the Company in 1969 and has served as a Director since that time. Mr. Tarrant served as Chief Executive Officer of the Company through December 31, 2002, when be became Chairman of the Board. Mr. Tarrant was also President of the Company from 1969 to February 1999. Mr. Tarrant is a former Chairman of the University Health Center (Vermont) and is a former member of the Fletcher Allen Health Care Board of Trustees, Vermont’s largest healthcare provider. He was a member of the University Health Center (Vermont) Board of Trustees from 1988 to 1994, and is a founding director of Vermont Managed Care. Mr. Tarrant was a member of the University of Vermont Board of Trustees from 1994 to 2000, and served on the Board of Trustees at Saint Michael’s College from 1987 to 1993. Mr. Tarrant is an alumnus of the Academy for International Health Studies Inc., and a current member of the Vermont Business Roundtable.

Allen Martin, Esq., age 66, has served as a Director of the Company since February 1999. Mr. Martin is an attorney and was a director at Downs Rachlin Martin PLLC from 1970 until he retired in December 2002 where he served as head of that firm’s Health Care Practice Group and also concentrated in corporate and utility finance law. Mr. Martin is a Director and the Chairman of the Board of WICOR Americas, Inc., a privately-held company, which is a leading manufacturer of insulation systems for electrical power transformers in North America. Mr. Martin is also a Director and Chairman of the Finance Committee of Union Mutual Insurance Company, a property and casualty mutual insurance company.

CLASS II DIRECTORS

Henry M. Tufo, M.D., age 64, has served as a Director of the Company since November 1995. Dr. Tufo practices internal medicine and is Professor of Medicine at the University of Vermont College of Medicine. He is an independent consultant to health care organizations. Dr. Tufo is the Chairman of Vermont Medical Center Indemnity Company, a captive insurance company owned by Fletcher Allen Healthcare, Inc. Dr. Tufo served as a consultant to the Company from September 1999 through June 2000, as Executive Vice President from September 1995 to September 1999, as Chief Operating Officer from September 1996 to February 1999, as Vice President and Chief Medical Officer from August 1995 to September 1995, and as a consultant from February 1995 to August 1995. Formerly, Dr. Tufo was a founding member and Chief Executive Officer of University Health Center (Vermont) from July 1989 to December 1994.

David P. Hunter, age 58, has served as a Director of the Company since September 2001. From September 2002 through March 2004, Mr. Hunter has been a Senior Managing Director of Navigant Consulting, a publicly-traded consulting firm. Effective April 1, 2004, Mr. Hunter retired from Navigant Consulting. Mr. Hunter co-founded and was the Chief Executive Officer of the Hunter Group, a nationally recognized healthcare consulting and management company, since July 1987 until September 2002. He served from June 1985 through July 1987 as President, Chief Operating Officer, Chief Executive Officer and board member of certain affiliates of Voluntary Hospitals of America, a not-for-profit health system. He also served as President, Chief Executive Officer and Executive Vice President of certain affiliates of Burlington County Memorial Hospital/Nexus Healthcare Corp., a New Jersey not-for-profit health system, from June 1978 through July 1985.

Connie R. Curran, RN, EdD, FAAN, age 56, has served as a Director of the Company since December 2002. She is currently the Executive Director of C-Change – A Collaboration to Conquer Cancer, an organization comprised of the nation’s key cancer leaders from the government, business and non-profit sectors. From 1995 to 2000, Dr. Curran served as president and chief executive officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services in November, 2000 until 2003, Dr. Curran served as President of Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations and redesign, case management and home care. Dr. Curran has also served as Vice President of the American Hospital Association, National Director of Patient Care Services for APM, Inc. and Dean of the Medical College of Wisconsin. She is a faculty member of the American College of Healthcare Executives and the Estes Park Institute and serves on the board of directors of The National Student Nurses Association and Silver Cross Hospital. Dr. Curran also serves as a Director of CardioDynamics International Corp., a publicly-traded company and of DeVry, Inc., a publicly-traded company.

James H. Crook, Jr., age 47, has served as a Director of the Company since April 2003. He has served as the Company’s Chief Executive Officer since January 1, 2003. Mr. Crook has also served as President and Chief Operating Officer of the Company since February 1999. Mr. Crook joined the Company in 1981, served as Vice President from June 1984 to February 1999, and was a Director of the Company from July 1984 to June 1995. Mr. Crook has been a member of the Board of Directors of Champlain College since 1996. Mr. Crook has also been a member of the Board of Directors of Kids on the Block Vermont, a not-for-profit educational puppet troupe, since 2002.

NOMINEES FOR CLASS III DIRECTOR

Robert H. Hoehl, age 62, co-founded the Company in 1969 and served as Chairman of the Board until January 2003, when he became Vice Chairman. Since October 1996, Mr. Hoehl has assisted the Chief Executive Officer of the Company with new business initiatives and acquisitions. Mr. Hoehl served as Executive Vice President of the Company until his retirement in October 1996. Mr. Hoehl has been a trustee of Saint Michael’s College since 1994, a director of the Preservation Trust of Vermont since 1997 and a director of SymQuest Group, Inc., a privately-held provider of customized business solutions, since 1999.

Stuart H. Altman, Ph.D., age 66, has served as a Director of the Company since November 1995. Dr. Altman has been a Professor of National Health Policy at The Heller School at Brandeis University since 1977. He served as Dean of The Heller School from September 1977 to June 1993 and as Professor of Economics at Brown University from 1966 to 1970. In November 1997, Dr. Altman was appointed by then President Clinton to the Bipartisan Commission on the Future of Medicare. He was a four-term chairman of the U.S. Congressional Prospective Payment Assessment Commission from 1983 to April 1996 and served as a senior member of the Clinton-Gore Health Policy Transition Group from November 1992 to January 1993. Dr. Altman is a member of the Board of Directors of OrthoLogic Corp., a publicly-traded developer, manufacturer and marketer of orthopedic devices designed to promote the healing of musculoskeletal tissue. He is also a member of the Foundation Board of the Health Plan of New York, a not-for-profit health maintenance organization that provides health care services and health insurance coverage throughout the New York metropolitan area. Since December 2001, Dr. Altman has been a member of the Board of Directors of Lincare Holdings Inc., a publicly-traded provider of oxygen, home medical equipment and other respiratory therapy services. Since September 2002, Dr. Altman has also been a member of the Tufts-New England Medical Center, a not-for-profit teaching hospital system.

Mark F. Wheeler, M.D., M.P.H., age 54, has served as a Director of the Company since February 1999 and as its Chief Technical Architect since July 1997. Dr. Wheeler co-founded PHAMIS Inc. in 1981 and served as its Director of Research and Development from its founding until its acquisition by IDX in July 1997.

Board of Directors and Committee Meetings

The Board of Directors of the Company held six meetings and acted 15 times by written consent during 2003. All Directors attended at least 75% of the meetings of the Board held during the respective periods for which each has been a Director in 2003. In addition, all Directors who served on committees of the Board attended at least 75% of the meetings of such committees held during the respective periods for which they served. Resolutions adopted by the Board of Directors provide that directors are expected to attend the Annual Meeting of Stockholders. Three directors attended the 2003 Annual Meeting of Stockholders.

Board Committees

Audit Committee. The Company has a standing Audit Committee of the Board which provides the opportunity for direct contact between the Company’s independent auditors and the Board. The Audit Committee currently operates under an amended and restated charter that was approved by the Board of Directors in February 2004, and is attached to this Proxy Statement as Appendix A. The Audit Committee’s responsibilities include:

•	appointing, evaluating, retaining, approving the compensation of, and, when necessary, terminating the Company’s independent auditor;

•	overseeing the independence of the Company’s independent auditor;

•	pre-approving all audit services to be provided to the Company;

•	overseeing the work of the Company’s independent auditor, including through the receipt and consideration of certain reports from independent auditors;

•	reviewing and discussing with management and the independent auditors the Company’s annual and quarterly financial statements and related disclosures;

•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	reviewing and approving all related party transactions;

•	meeting independently with the Company’s internal auditing staff, independent auditors and management; and

•	preparing the audit committee report required by the SEC rules (which is included on page 25 of this Proxy Statement.

The Board of Directors has determined that William L. Asmundson, the Chairman of the Audit Committee, is an audit committee financial expert as such term is defined in Item 401(h) of Regulation S-K. A description of Mr. Asmundson’s experience can be found above under the caption “Class I Directors”.

The Audit Committee held nine meetings and acted once by unanimous consent in 2003. The current members of the Audit Committee are Dr. Altman, Mr. Asmundson (Chairman) and Mr. Hunter.

Compensation Committee. The Company has a standing Compensation Committee of the Board which, among other things, provides recommendations to the Board regarding salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee currently operates under a written charter approved by the Board of Directors in April 2004. The Compensation Committee’s responsibilities include:

•	establishing and modifying the compensation of certain officers of the Company;

•	evaluating the performance of certain officers of the Company;

•	administering all of the Company’s stock option and other equity-based employee benefit plans;

•	granting stock options under the Company’s stock option plans to executive officers of the Company;

•	engaging, determining the terms of any employment agreements and arrangements with, and if necessary, terminating the employment of, certain officers of the Company;

•	reviewing and making recommendations to the full Board of Directors with respect to director compensation;

•	preparing the compensation committee report on executive compensation required by SEC rules (which is included on page 21 of this Proxy Statement); and

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning.

The Compensation Committee held three meetings and acted seven times by unanimous written consent in 2003. The subcommittee held no meetings and acted once by unanimous written consent in 2003. The subcommittee was disbanded in June 2003 as the Compensation Committee is now comprised entirely of non-employee directors. The current members of the Compensation Committee are Mr. Martin (Chairman), Dr. Curran and Dr. Tufo. Dr. Altman, Mr. Hunter and Mr. Tarrant were members of the Compensation Committee until June 2003. The members of the subcommittee were Dr. Altman and Mr. Hunter.

Nominating and Corporate Governance Committee. In 2003, the Company had a standing Nominating Committee which was responsible for overseeing and supervising the nominating process for Directors to the Company’s Board and ensuring that appropriate procedures were in place for the selection and presentation of qualified candidates to the Board for membership on the Board. The Company’s Nominating Committee was reconstituted and renamed by the Board in April 2004 as the Nominating and Corporate Governance Committee which oversees and supervises the nominating process for Directors to the Company’s Board and ensures that appropriate procedures are in place for the selection and presentation of qualified candidates to the Board for membership on the Board. The Nominating and Corporate Governance Committee currently operates under an amended and restated written charter that was approved by the Board of Directors in April 2004. The Nominating and Corporate Governance Committee’s responsibilities include:

•	recommending to the Board the persons to be nominated for election as Directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing the evaluation of the Board.

The Committee held no meetings and acted once by unanimous written consent during 2003. The members of the Committee in 2003 were Mr. Tarrant (Chairman), Mr. Martin and Dr. Altman. On April 15, 2004, Dr. Tufo replaced Mr. Tarrant on the Committee.

Under the new rules of the Nasdaq Stock Market that become applicable to the Company on the date of the Annual Meeting, a director will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board has determined that all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (i.e., Messrs. Altman, Asmundson, Hunter and Martin and Drs. Curran and Tufo) are independent as defined under these rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In addition, all of the members of the Audit Committee are independent as defined by the rules of the Nasdaq Stock Market that apply to the Company until the date of the Annual Meeting.

The Company also has a standing Benefits Committee which carries out all of the duties and obligations of the Company as plan administrator under its employee health and welfare benefit plans. The committee held no meetings during 2003 and did not act by unanimous written consent. The members of the committee are Dr. Tufo (Chairman) and Dr. Altman.

The Company previously had an Internet Committee, which has been disbanded.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to: Nominating and Corporate Governance Committee, c/o Secretary, 40 IDX Drive, P.O. Box 1070, South Burlington, Vermont 05402-1070. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy card for the next annual meeting.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or otherwise the Chairman of the Nominating and Governance Committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other Directors as he or she considers appropriate.

Under procedures approved by the Board of Directors, including a majority of the independent Directors, communications are forwarded to all Directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Nominating and Governance Committee considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors c/o IDX Systems Corporation, 40 IDX Drive, P.O. Box 1070, South Burlington, Vermont 05402-1070.

Board of Directors Compensation

All of the Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. In June 2003, the Board revised the standard compensation package for Directors. Each non-employee Director earns:

•	a $10,000 annual fee;

•	a $2,500 fee for attendance at each regular and special meeting of the Board; and

•	a $500 fee for each regular and special meeting of the Board, if such Director attends such meeting by conference call.

The chairman of the Audit Committee earns an annual fee of $10,000, and the chairman of the Compensation Committee earns an annual fee of $2,500. Non-employee Directors who serve as committee members earn an annual fee of $1,500. Employee Directors do not receive any compensation in their capacities as Directors.

For the year ended December 31, 2003, the current non-employee Directors were paid the following in fees: Dr. Altman, $25,500, Mr. Asmundson, $31,500, Dr. Curran, $26,500, Mr. Hoehl, $27,400, Mr. Hunter, $23,500, Mr. Martin, $24,000 and Dr. Tufo, $24,000. In addition, the Company paid Mr. Altman an honorarium of $15,000 in March 2003 and Dr. Curran an honorarium of $5,000 in September 2003 in connection with speaking engagements.

The Compensation Committee is reviewing the current Director compensation package and, prior to the Annual Meeting, expects to present a revised Director compensation package to the Board for its approval, effective as of the date of the Annual Meeting.

1995 Director Stock Option Plan. The 1995 Director Stock Option Plan, as amended (the “1995 Director Plan”), was adopted by the Board and approved by the stockholders of the Company in September 1995. Amendments to the 1995 Director Plan were adopted by the Board in February, March and April 1997 and March 2001 and approved by the stockholders in May and July 1997 and May 2001, respectively. An amendment to the 1995 Director Plan was adopted by the Board in May 2003.

Under the current terms of the 1995 Director Plan, Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive non-statutory options to purchase shares of common stock. Currently, a total of 160,000 shares of common stock may be issued upon exercise of options granted under the 1995 Director Plan.

Pursuant to the current terms of the 1995 Director Plan, the selection of a non-employee Director as a recipient of an option, the timing of the grant of any such option, the exercise price of any such option and the number of shares of common stock subject to any such option are determined by (1) the Board or (2) a committee or subcommittee composed solely of two or more non-employee Directors (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) having full authority to act in the matter.

Options granted under the 1995 Director Plan are not transferable by the optionee except by will, by the laws of descent and distribution, or, if so determined by the Board of Directors, to certain relatives of the optionee under certain conditions. Each option granted under the 1995 Director Plan shall terminate and may not be exercised on the earlier of (1) the date ten years after the date of grant or (2) the date one year after the optionee ceases to serve as a Director of the Company (but in no event later than ten years after the date of grant); provided that, in the event an optionee ceases to serve as a Director due to his or her death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), then the exercisable portion of the option may be exercised, within the period of one year following the date the optionee ceases to serve as a Director (but in no event later than ten years after the date of grant), by the optionee or by the person to whom the option is transferred by will, by the laws of descent and distribution, or by written notice.

In June 2003, the full Board ratified the recommendation of the Compensation Committee to provide that each non-employee Director receives an option to purchase the number of shares of common stock equal to $100,000 divided by the average of the high and low prices per share of the Company’s common stock on the day of each Annual Meeting of Stockholders. Because the Board did not approve the revised Director compensation package until after the 2003 Annual Meeting of Stockholders, grants with respect to the 2003 Annual Meeting of Stockholders were made on September 15, 2003, when Dr. Altman, Mr. Asmundson, Dr. Curran, Mr. Hoehl, Mr. Hunter, Mr. Martin and Dr. Tufo were each granted an option under the 1995 Director Plan to purchase 6,239 shares of common stock at an exercise price of $16.03 per share, which options will become fully vested and exercisable on May 19, 2004, one year from the date of the 2003 Annual Meeting.

2002 Stock Incentive Plan for Non-Employee Directors. The 2002 Stock Incentive Plan for Non-Employee Directors (“2002 Stock Incentive Plan”) was adopted by the Board of the Company in March 2002. The material terms of the 2002 Stock Incentive Plan are described below, under “Equity Compensation Plan Information.” In June 2003, the full Board ratified the recommendation of the Compensation Committee to provide that each non-employee Director receives the number of shares of unrestricted common stock equal to $10,000 divided by the average of the high and low prices per share of the Company’s common stock on the day of each Annual Meeting of Stockholders. Because the Board did not approve the revised Director compensation package until after the 2003 Annual Meeting of Stockholders, grants with respect to the 2003 Annual Meeting were made on September 15, 2003, when Dr. Altman, Mr. Asmundson, Dr. Curran, Mr. Hoehl, Mr. Hunter, Mr. Martin and Dr. Tufo were each issued 624 shares of common stock under the 2002 Stock Incentive Plan in connection with their service as non-employee Directors of the Company.

Compensation of Executive Officers

SUMMARY COMPENSATION

The following table sets forth certain information with respect to the annual and long-term compensation for the last three fiscal years of the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers during fiscal 2003 (the “Named Executive Officers”).

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation(1) ($)	Restricted Stock Awards	Securities Underlying Options (#)	All Other Compensation ($)
James H. Crook, Jr. (2) Chief Executive Officer	2003 2002 2001	$500,000 355,000 355,000	$113,200 107,000 20,000		— — —	— —	700,000 147,000 133,000	$2,578 6,000 5,100	(3) (3) (3)
Thomas W. Butts (4) President and Chief Operating Officer	2003 2002	290,000 265,657	217,500 281,250	(5)	— —	—	40,000 100,000	1,031 —	(3)
Stephen Gorman (6) President and General Manager, Groupcast	2003 2002 2001	210,000 185,000 185,000	169,850 91,221 93,831		— — —	— —	28,000 40,000 30,000	5,205 6,000 5,100	(3) (3) (3)
John A. Kane Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer	2003 2002 2001	270,000 207,000 207,000	106,750 78,600 79,000		— — —	— — —	37,500 13,200 33,000	7,505 6,000 5,100	(3) (3) (3)
Robert F. Galin President United Kingdom Operations, and Senior Vice President, Sales (7)	2003 2002 2001	220,000 228,462 228,462	155,000 80,800 62,700		— — —	— — —	40,000 — 85,000	2,314 2,000 2,648	(3) (3) (3)

(1)	In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits have been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer for the fiscal year.
(2)	Mr. Crook became Chief Executive Officer effective January 1, 2003.
(3)	Represents the Company’s profit sharing plan contribution.

(4)	Mr. Butts became President/General Manager, Flowcast Division, on January 14, 2002 and has served as the Company’s President and Chief Operating Officer since January 1, 2004.
(5)	Includes a signing bonus of $75,000, pursuant to the Employment, Noncompetition and Nondisclosure Agreement between the Company and Mr. Butts, dated January 17, 2002.
(6)	Mr. Gorman became President and General Manager, Groupcast Division, in December 2003.
(7)	Mr. Galin became President, United Kingdom Operations, in September 2003.

Option Grants in 2003

The following table sets forth certain information concerning grants of stock options during the year ended December 31, 2003 to each of the Named Executive Officers. The Company granted no stock appreciation rights during fiscal 2003.

	Individual Grants
	Number of Shares Underlying Options Granted(1) (#)	Percent of Total Options Granted To Employees in Fiscal Year (%)		Exercise Price Per Share ($/Sh)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
							5% ($)		10% ($)
James H. Crook, Jr.	700,000	43.0%			$14.355	6/6/13		$6,319,448		$16,014,721
Thomas W. Butts	40,000	2.5%			$15.515	2/26/13		$390,292		$989,077
Stephen Gorman	28,000	1.7%			$15.515	2/26/13		$273,204		$692,354
John A. Kane	37,500	2.3%			$15.515	2/26/13		$365,899		$927,259
Robert F. Galin	15,000 25,000	1.0 1.5	% %	$ $	21.235 25.00	9/16/13 12/5/13	$ $	200,319 393,059	$ $	507,647 996,089

(1)	All options to purchase shares of the common stock of the Company vest according to various schedules over periods of time ranging from less than one year to eight years from date of grant. Vesting of certain options may accelerate upon the Company’s achievement of certain financial goals.
(2)	Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted assuming a ten year realizable period. Actual gains, if any, on stock option exercises will depend on the future performance of the Company’s common stock and the date on which options are exercised.

Aggregated Option Exercises in 2003 and Year-End 2003 Option Values

The following table sets forth certain information regarding stock options exercised during the year ended December 31, 2003 and stock options held as of December 31, 2003 by each of the Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized(1) ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End(2) ($) Exercisable/ Unexercisable
James H. Crook, Jr.	—	—	211,686/1,023,751	$2,020,169/$11,649,564
Thomas W. Butts	—	—	25,000/115,000	$356,250/$1,520,350
Stephen Gorman	—	—	51,200/76,750	$497,775/$823,098
John A. Kane	—	—	65,819/75,241	$612,552/$861,663
Robert F. Galin	—	—	146,135/66,081	$979,779/$232,969

(1)	Value is calculated based on the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares as to which the exercise relates.
(2)	The closing price per share for the Company’s common stock as reported by the Nasdaq National Market on December 31, 2003, the last trading day prior to the end of the fiscal year, was $26.805. Value is calculated on the basis of the difference between the option exercise price per share and $26.805, multiplied by the number of shares of common stock underlying the option.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2003:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders (3)	5,650,821	$18.10	2,224,102	(4)
Equity compensation plans not approved by security holders (5)	None	None	18,150	(6)

Total	5,650,821	$18.10	2,242,252	(4)(6)

(1)	This table excludes an aggregate of 55,182 shares issuable upon exercise of outstanding options assumed by the Company in connection with the acquisition of PHAMIS, Inc. by the Company. The weighted average exercise price per share of the excluded options is $25.77.

(2)	Under the 1994 Incentive Stock Option Plan (the “1994 Plan”), the Company may award stock appreciation rights in addition to options; however, the Company has never issued any stock appreciation rights under such plan. Under the 2002 Stock Incentive Plan, the Company may award either unrestricted common stock or restricted common stock. The Company also awarded restricted common stock to a former employee under a restricted stock agreement with such employee (the “Restricted Stock Agreement”).
(3)	Consists of the 1985 Incentive Stock Option Plan (the “1985 Plan”), the 1994 Plan, the 1995 Stock Option Plan, the 1995 Employee Stock Purchase Plan and the 1995 Director Plan. The 1985 Plan and the 1994 Plan were terminated for purposes of future issuances or eligibility in March 1995 and upon the Company’s initial public offering, respectively.
(4)	Includes 2,197,729 shares issuable under the Company’s 1995 Employee Stock Purchase Plan.
(5)	Consists of the 2002 Stock Incentive Plan and the Restricted Stock Agreement.
(6)	Excludes 86,875 shares issuable under the Restricted Stock Agreement, which are no longer available for issuance due to the resignation of the employee party to such agreement.

The 2002 Stock Incentive Plan, for which stockholder approval was neither sought nor obtained, was adopted by the Board of the Company in March 2002. Up to 25,000 shares of common stock may be awarded under the 2002 Stock Incentive Plan. As of December 31, 2003, 6,850 shares of unrestricted common stock had been awarded. Under the terms of the 2002 Stock Incentive Plan, Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to receive grants of unrestricted and restricted stock.

The Board may at any time provide that any award become immediately exercisable in full or in part, free of some or all restrictions or condition, or otherwise realizable in full or in part, as the case may be. Awards granted under the 2002 Stock Incentive Plan are not transferable by the non-employee Director except by will or by the laws of descent and distribution, or, if so determined by the Board, to certain relatives of the optionee under certain conditions. No awards under the 2002 Stock Incentive Plan shall be granted after March 18, 2012. The Board will determinate the effect of an award upon disability, death, retirement, authorized leave of absence or other changes in status.

Pursuant to the Restricted Stock Agreement, for which stockholder approval was neither sought nor obtained, the Company reserved 115,000 shares of common stock for the issuance of restricted stock to a former employee of the Company, of which 75,000 shares were granted in 2001 at an average market value of $16.02 per share, no shares were granted in 2002 and 20,000 shares were granted in 2003 at an average market value of $15.71 per share. Upon the employee’s resignation in September 2003, these 95,000 shares were forfeited to the Company at no cost to the Company and 28,125 additional shares of unrestricted common stock were granted to this former employee at an average market value of $28.125 per share, of which 7,431 shares were retained by the Company for withholding purposes.

Employment Agreements

Crook Employment Agreement. Effective as of January 1, 2003, the Company entered into an Employment, Noncompetition and Nondisclosure Agreement with Mr. Crook, which provides for the employment of Mr. Crook in several capacities, including as Chief Executive Officer of the Company. The employment agreement provides for an annual base salary of $500,000. The employment agreement provides for annual cash bonuses based on a target amount of $250,000, which may be increased or decreased based on the performance of the Company with respect to certain earnings targets. The following table sets forth the value of the minimum sole beneficial ownership of common stock that Mr. Crook is required to hold, as a multiple of the sum of his salary and bonus, as of the date of the accrual of the bonus:

December 31, 2004	3 x (salary and bonus)
December 31, 2005	4 x (salary and bonus)
December 31, 2006	5 x (salary and bonus)

As of any of these dates, Mr. Crook shall be deemed to have satisfied this condition if he has sole beneficial ownership of 150,000 shares of common stock of the Company.

The employment agreement also provides for an option award to be granted to Mr. Crook on January 2, 2004, or as soon thereafter as possible, of the number of options equal to $198,771 divided by one-half the fair market value of one share of the Company’s Common Stock on the grant date, and that such options will vest in annual increments of one-third beginning on the first anniversary of the grant date. Pursuant to this provision, on January 15, 2004, Mr. Crook was granted an option to purchase 14,401 shares of common stock at an exercise price of $27.605 per share.

Pursuant to the employment agreement, in the event that Mr. Crook is discharged for the failure of the Company to obtain the target earnings per share for a given calendar year (“Performance”), or, if Mr. Crook is discharged without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement), he is entitled to receive a lump-sum payment of one year salary (as in effect on the day of termination), an amount equal to the annual cash bonus paid to him during the preceding calendar year and payment of his premium payments under COBRA for 18 months from the date of termination. In the event that Mr. Crook resigns without good reason, no options unvested as of the date of such resignation shall vest, except for a portion of those options that would have vested as of the end of the calendar year in which Mr. Crook resigns, based on the number of months worked by Mr. Crook prior to his resignation. If Mr. Crook resigns without good reason or is discharged for Performance, he may exercise any vested options prior to the expiration of such options, unless he engages in the medical information systems business, in which case all such options will cease to be exercisable thirty-one days after the earlier of a written commitment by Mr. Crook to work for a competitor of the Company or the commencement of his employment by a competitor. If Mr. Crook is discharged for cause, no options unvested as of the date of such discharge shall vest. If Mr. Crook is discharged without cause or resigns for good reason, the options granted pursuant to the employment agreement shall continue to vest and be exercisable as if he were still employed. The employment agreement also provides that Mr. Crook may participate in an Executive Retention Agreement, should one be adopted by the Company.

The employment agreement terminates on December 31, 2007.

Butts Employment Agreement. On January 14, 2002, the Company entered into an Employment, Noncompetition and Nondisclosure Agreement with Mr. Butts, which provides for the employment of Mr. Butts as President/General Manager of the Company’s Enterprise Solutions Division, which is now the Company’s Flowcast Division (“Flowcast”). The employment agreement provides for an annual base salary of $275,000 with annual increases in an amount to be determined. Pursuant to the employment agreement, the Company paid Mr. Butts a $75,000 one-time sign-on bonus in January 2002. In addition, Mr. Butts will be among the employees of the Company entitled to the benefit of a Supplemental Retirement Benefit Plan, should one be adopted by the Company.

The employment agreement provides for annual cash bonuses and option awards, based on Flowcast achieving certain performance objectives. In addition, the employment agreement provides for certain assurances by the Company should the accumulated net value of options granted to Mr. Butts fall below $3,000,000 as of January 14, 2007, and certain other conditions are met. Mr. Butts’s employment with the Company is at-will and may be terminated by the Company or Mr. Butts at any time with or without cause. In the event the Company terminates Mr. Butts without cause (as defined in the employment agreement) or Mr. Butts terminates his employment for good reason (as defined in the employment agreement), then (a), he will receive his base salary for 12 months in a lump sum and if the termination date does not fall on a calendar year end, a proportionate amount of his previous year’s bonus, (b) any outstanding but unexercisable options granted prior to the termination date which, by their terms, would have become exercisable within the 12 months following the termination date will become immediately exercisable, and such options and any previously exercisable options shall remain exercisable until the first anniversary of the termination date, (c) the Company shall pay Mr. Butts any amounts owed to him and (d) the Company shall make payments for Mr. Butts’s COBRA coverage for 12 months following the date of termination.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Mr. Martin, Dr. Curran and Dr. Tufo. Dr. Altman was a member of the Compensation Committee until June 2003, when he was replaced by Mr. Martin. Mr. Tarrant was a member of the Compensation Committee until June 2003, when he was replaced by Dr. Curran. Mr. Hunter was a member of the Compensation Committee until June 2003, when he was replaced by Dr. Tufo.

The following is a description of certain transactions involving the Company and/or certain members of its Board, its Compensation Committee or its executive management.

4901 LBJ Freeway, Dallas, Texas. Mr. Tarrant is the President and a director of LBJ Real Estate Inc., a Vermont corporation (“LBJ Real Estate”). The other executive officers of LBJ Real Estate include Mr. Hoehl (Vice President) and John A. Kane (Vice President and Treasurer); and the other directors of LBJ Real Estate include Mr. Kane. LBJ Real Estate has no compensation committee or other board committee performing similar functions. The stockholders of LBJ Real Estate include Messrs. Tarrant and Hoehl. LBJ Real Estate holds a 1% general partnership interest in 4901 LBJ Limited Partnership, a Vermont limited partnership (“LBJ”), and Messrs. Hoehl, Tarrant, Galin, Kane and two other employees of the Company hold a 72.95% limited partnership interest.

Through September 30, 2003, the Company leased an office building from LBJ. On September 30, 2003, LBJ sold the real estate leased by the Company to an unrelated third party. The Company continues to lease the real estate from the new owners under a new lease agreement. The Company paid to LBJ approximately $414,000 in total for rent expenses and $1,200 in pass-through occupancy expenses during the year ended December 31, 2003. The Company’s 2003 lease was approved by the Audit Committee on September 14, 2003.

Allscripts Healthcare Solutions, Inc. The sale of ChannelHealth Incorporated (“ChannelHealth”) to Allscripts Healthcare Solutions Inc. (“Allscripts Healthcare”) was completed on January 8, 2001 and as a result, the Company received approximately 7,497,838 shares of common stock of Allscripts Healthcare and the Directors and executive officers of the Company received the following shares of common stock of Allscripts Healthcare, and/or had the following options to purchase common stock of ChannelHealth converted into options to purchase shares of common stock of Allscripts Healthcare: Mr. Tarrant, 35,416 shares and no options; Dr. Altman, 3,373 shares and 675 options; Mr. Hoehl, 31,834 shares and no options; Dr. Tufo, 5,059 shares and no options; Mr. Martin, 7,146 shares and 675 options; Dr. Wheeler, 6,746 shares and 5,060 options; Mr. Crook, no shares and 35,417 options; Mr. Galin, no shares and 30,357 options; Mr. Kane, no shares and 26,984 options; Stephen Gorman, no shares and 10,794 options; and Mr. Marti, no shares and 10,794 options. In addition, Pequot Private Equity Fund II, L.P., at the time a beneficial owner of more than 5% of the outstanding shares of the Company’s common stock, received 857,498 shares of common stock of Allscripts Healthcare.

In addition, the Company and Allscripts Healthcare entered into a ten-year strategic alliance agreement to cooperatively develop, market and sell integrated clinical and practice management products. This strategic alliance agreement prohibits the Company from formally collaborating with another partner to integrate the Company’s Group Practice Management System and IDXtend™ products with such partner’s products that would compete with the Allscripts Healthcare products. Similarly, Allscripts Healthcare may not develop any practice management products or enter into a similar collaborative relationship with certain competitors of the Company.

As a part of the transaction, Mr. Tarrant was elected to the board of directors of Allscripts Healthcare and, so long as the Company continues to own at least 25% of the shares of common stock of Allscripts Healthcare acquired by the Company in the merger, the Company will have the right to elect one member to the board of directors. Mr. Tarrant did not serve as a member of the compensation committee of Allscripts Healthcare. In June 2003, Mr. Tarrant ceased being a member of the Allscripts Healthcare board of directors.

Stock Redemption Agreement. Mr. Tarrant and Mr. Hoehl (together with the trustees of the trust referenced below, the “Founding Stockholders”) and the Company entered into a Redemption Agreement, as amended, to provide for the orderly control and management of the Company and to provide a source of funds for disabled Founding Stockholders and the estates of deceased Founding Stockholders. The agreement provides that neither Founding Stockholder may transfer his shares of common stock during the period commencing on April 1, 1993 and ending on the date both Founding Stockholders are deceased or incompetent, without the consent of the other Founding Stockholder.

Each of Mr. Tarrant and Mr. Hoehl agreed that, in the event of his death or incompetency while the other is living and competent, the guardian or executor of such person shall enter into a voting trust agreement that gives the other Founding Stockholder the right to vote the shares of common stock of the deceased or incompetent Founding Stockholder. In the event that any shares of common stock are transferred to any of the Company or a Founding Stockholder, or an affiliate of the Company or a Founding Stockholder, pursuant to the terms of the voting trust agreement or otherwise (other than in a registered public offering), such transferee will take such shares of common stock subject to the voting trust agreement, and as a condition precedent to the transfer, must agree in writing to be bound by the terms of the voting trust agreement.

Report of the Compensation Committee

Executive Compensation Philosophy. The Company’s executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This program seeks to enhance the profitability of the Company, and thereby enhance stockholder value, by linking the financial interests of the Company’s executives with those of its stockholders. Under the guidance of the Compensation Committee of the Board, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries. It is the Company’s philosophy to pay at or near industry standards for base salary and to use a combination of short and long-term incentives to reward outstanding Company performance and link the level of the reward to increases in IDX’s value as a company.

In applying this philosophy, the Compensation Committee has established a program to (1) attract and retain executives of outstanding abilities who are critical to the long-term success of the Company, and (2) reward executives for attainment of business objectives and enhancement of stockholder value by providing equity ownership in the Company. Through these objectives, the Company integrates its compensation programs with its annual and long-term strategic initiatives.

Executive Compensation Program. The Compensation Committee, which is comprised solely of three independent Directors, approves the executive compensation program on an annual basis, including specific levels of compensation for all executive officers. The current members of the Compensation Committee are Mr. Martin (Chairman), Dr. Tufo and Dr. Curran. The Company’s executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

•	a salary that is determined by individual contributions and sustained performance within an established competitive salary range, and

•	an incentive program that rewards executives for meeting specific business objectives.

Each of these elements of compensation is discussed below.

Salary and Bonus Compensation. Salary levels for the Company’s executive officers are determined based primarily on industry comparative studies performed by a nationally recognized executive compensation consulting firm. Bonus compensation is linked to attainment of business objectives and is determined with consideration given to current industry standards. Salaries and bonus compensation for executive officers are reviewed by the Compensation Committee on an annual basis. The Compensation Committee believes its current executive compensation, including salary and bonus incentive compensation, to be at industry standards.

Long-Term Incentive Compensation. The Company’s long-term incentive compensation program is primarily implemented through the grant of stock options. This program is intended to align executive interests with long-term interests of stockholders by linking executive compensation with stockholder enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a long-term equity ownership position in the Company’s common stock. Stock options are granted at prevailing market prices and will only have value if the Company’s stock price increases in the future. Options vest according to various schedules over periods of time ranging from less than one year to eight years from date of grant. Vesting of certain options may accelerate upon the Company’s achievement of certain financial goals. Further, executives generally must be employed by the Company at the time of vesting in order to exercise the options. The Compensation Committee authorizes the number of shares to be issued pursuant to option grants made to the Company’s executive officers. Stock options are awarded by the Compensation Committee based on individual achievements and a formula related to the cash compensation of executives.

Chief Executive Officer Compensation. The Compensation Committee evaluates the performance of the Chief Executive Officer on an annual basis and reports its assessment to the members of the Board other than Mr. Crook. The Compensation Committee’s assessment of the Chief Executive Officer is based on a number of factors, including the following:

•	achievement of short- and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share;

•	the Company’s position within the industry in which it competes;

•	overall economic climate;

•	individual contribution to the Company; and

•	such other factors as the Compensation Committee may deem appropriate.

The salary of the Chief Executive Officer is reviewed by the Compensation Committee on an annual basis and, in determining any salary adjustment, the Compensation Committee considers the above factors. Based upon a review of such factors, the 2003 salary for Mr. Crook, who served as the Company’s Chief Executive Officer during the year ended December 31, 2003, was $500,000. Mr. Crook also received bonus compensation during the year ended December 31, 2003 of $113,200.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, the Company structures and administers its stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company’s stock option plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

By the Compensation Committee of the Board of Directors of IDX Systems Corporation

Stuart H. Altman, Ph.D.*

Connie R. Curran, RN, EdD, FAAN**

David P. Hunter***

Allen Martin, Esq.*

Richard E. Tarrant**

Henry M. Tufo, M.D.***

*	Dr. Altman was a member and chairman of the Compensation Committee until June 2003, when he was replaced by Mr. Martin.
**	Mr. Tarrant was a member of the Compensation Committee until June 2003, when he was replaced by Dr. Curran.
***	Mr. Hunter was a member of the Compensation Committee until June 2003, when he was replaced by Dr. Tufo.

Stock Performance Graph

The Company’s common stock has been listed for trading on the Nasdaq National Market under the symbol “IDXC” since November 17, 1995. The comparative stock performance graph below compares the cumulative stockholder return on common stock of the Company for the last five fiscal years with cumulative total return on

(1) the Nasdaq Total U.S. Index, and

(2) the Nasdaq Computer & Data Processing Index.

The graph assumes an investment of $100 in each of the Company’s common stock, the Nasdaq Total U.S. Index and the Nasdaq Computer & Data Processing Index, and reinvestment of all dividends. Measurement points are the last trading day of the years ended December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003.

IDX Systems Corporation Comparative Performance Graph

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
IDX Systems Corporation	$100.00	$71.02	$56.82	$29.57	$38.70	$60.92
Nasdaq Total U.S. Index	$100.00	$212.92	$109.31	$85.48	$57.36	$73.50
Nasdaq Computer & Data Processing Index	$100.00	$180.85	$114.50	$88.38	$61.84	$94.00

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company is currently composed of three members and acts under an amended and restated written charter adopted and approved in February 2004. The current members of the Audit Committee are Dr. Altman, Mr. Asmundson (Chairman) and Mr. Hunter. The current members of the Audit Committee are independent directors, as defined under the new rules of the Nasdaq Stock Market that become applicable to the Company on the date of the Annual Meeting, including those independence requirements contemplated by Rule 10A-3 under the Exchange Act. In addition, all the members of the Audit Committee are independent as defined by the rules of the Nasdaq Stock Market that apply to the Company until the date of the Annual Meeting. The Board intends to maintain compliance with the rules of the Nasdaq Stock Market regarding audit committee membership requirements.

The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2003 and discussed these financial statements with the Company’s management. The Audit Committee also reviewed and discussed the audited financial statements and various communications that the Company’s independent auditors are required to provide to the Audit Committee, including the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP, the Company’s independent auditors. SAS 61 requires the Company’s independent auditors to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee discussed with the independent auditors the matters disclosed in this letter and their independence from the Company.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

By the Audit Committee of the Board of Directors of IDX Systems Corporation

Stuart H. Altman, Ph.D.

William L. Asmundson

David P. Hunter

Principal Accountant Fees and Services

The following table summarizes the fees of Ernst & Young LLP, the Company’s independent auditor, billed to the Company for each of the last two fiscal years for audit services and billed to the Company in each of the last two fiscal years for other services:

	2003	2002
Audit Fees (1)	$819,779	$381,500
Audit Related Fees (2)	6,900	10,100
Tax Fees (3)	—	2,200
All Other Fees (4)	—	2,800

Total Fees	$826,679	$396,600

(1)	Audit fees consist of fees for the audit of the Company’s financial statements, accounting consultations related to matters addressed during the audit, the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of the Company’s financial statements and which are not reported under “Audit Fees”. These services relate to consultations on the accounting consequences of potential transactions.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax fees billed in 2002 consist entirely of fees for tax compliance services.
(4)	All other fees for 2002 consist of consultations relating to the Sarbanes-Oxley Act of 2002.

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP. The Audit Committee pre-approved 100% of the estimated audit-related fees of Ernst & Young LLP for 2003 and 2002.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based solely on its review of copies of Section 16(a) reports filed by the reporting persons or written representations from reporting persons that no Form 5 filing was required for such person, the Company believes that all filings required to be made by reporting persons of the Company during the year ended December 31, 2003, were timely made in accordance with the requirements of the Exchange Act.

Certain Relationships and Related Transactions

Real Estate Transactions

See “Compensation Committee Interlocks and Insider Participation” for information relating to certain real estate transactions involving the Company and all or certain of Richard E. Tarrant, former Chief Executive Officer, Chairman of the Board and Director; Robert H. Hoehl, Vice Chairman of the Board; John A. Kane, Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer; and Robert F. Galin, Senior Vice President, Sales.

Other Transactions

See also “Compensation Committee Interlocks and Insider Participation” for additional information relating to certain other transactions involving the Company and all or certain of its Directors, executive officers and stockholders.

Conflict Policy

The Company adopted a policy, effective following the consummation of its initial public offering on November 22, 1995, that all material transactions between the Company and its officers, Directors and other affiliates must (1) be approved by a majority of the members of the Board and by a majority of the disinterested members of the Board and (2) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its officers, Directors or other affiliates be for bona fide business purposes only.

The Company believes that the transactions discussed under the heading “Certain Relationships and Related Transactions” were on terms no less favorable to the Company than could have been obtained with unrelated third parties.

SELECTION OF INDEPENDENT AUDITORS

The Board, on the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP, independent auditors, as auditors of the Company for the year ending December 31, 2004.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

Matters to be Considered at the Meeting

The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Deadline For Submission of Stockholder Proposals for the 2005 Annual Meeting

Proposals of stockholders intended to be included in the Company’s Proxy Statement for the 2005 Annual Meeting of Stockholders must be received by the Company at its principal office in South Burlington, Vermont not later than December 24, 2004.

Stockholders who wish to make a proposal at the 2005 Annual Meeting – other than one that will be included in the Company’s proxy materials – must notify the Company no later than March 9, 2005. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting.

By Order of the Board of Directors,

Robert W. Baker, Jr., Secretary

April 23, 2004

The Board of Directors encourages Stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Annual Meeting and your cooperation will be appreciated. Stockholders who attend this Annual Meeting may vote their shares personally even though they have sent in their proxies.

APPENDIX A

IDX SYSTEMS CORPORATION

AUDIT COMMITTEE CHARTER

A)	Purpose

1.	The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

B)	Structure and Membership

1.	Number. The Audit Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable NASDAQ rules, each member of the Audit Committee shall be independent as defined by NASDAQ rules, meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

3.	Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4.	Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6.	Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C)	Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Oversight of Independent Auditors

1.	Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2.	Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.	Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4.	Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

5.	Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

Audited Financial Statements

6.	Review and Discussion. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

7.	Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

9.	Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

Controls and Procedures

10.	Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

11.	Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

12.	Related-Party Transactions. The Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee.

13.	Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D)	Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5.	Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

7.	Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

APPENDIX B

IDX SYSTEMS CORPORATION

PROXY APPOINTMENT FORM

Mark box at right if an address change or comment has been noted on the reverse side of this card. ☐

Please be sure to sign and date this Proxy Appointment Form.

Please sign exactly as name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership, please sign by authorizing person.

Signature:_____________________________________

Date:_________________________________________

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

1.	To elect the following Directors

(except as marked below):

(01) Robert H. Hoehl (Class III)

(02) Stuart H. Altman, Ph.D. (Class III)

(03) Mark F. Wheeler, M.D. (Class III)

☐ For All Nominees	☐ Withhold

For All Except ☐_________________________________

For all nominees except as noted above

Signature____________________________

Date:________________________________

B-1

IDX SYSTEMS CORPORATION

PROXY APPOINTMENT FORM

Annual Meeting of Stockholders—May 18, 2004

This Proxy is Solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoint(s) James H. Crook, Jr., John A. Kane and Robert W. Baker, Jr., and each of them, with full power of substitution, as proxies, to represent and to vote, as designated herein, all shares of Common Stock of IDX Systems Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Clarion Hotel and Conference Center at 1117 Williston Road, South Burlington, Vermont 05403, on May 18, 2004 at 10:00 a.m., local time, and at any adjournment thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

This Proxy Appointment Form, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. Attendance of the undersigned at the meeting, or any adjournment thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicates his or her intent to vote in person.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

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